Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces the Opening

of a Hudson's Grill in Plover, Wisconsin,

its Fifth Franchise Location in Wisconsin

Tuesday, October 10, 2006

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that on October 9, 2006, Acceleration LLC, a Wisconsin limited liability company, opened a new Hudson's Classic Grill in Plover, Wisconsin. Acceleration LLC, is owned by Bill Hall and Al Klein, who also own nearby franchises in Wausau and Marshfield, Wisconsin. The restaurant is open for lunch and dinner.

It is located at 1250 Commerce Place, Plover, Wisconsin. Plover is a village with a population of about 11,000 in central Wisconsin. The restaurant is in a free standing building, and it is the fifth Hudson's Grill in Wisconsin. It is also the ninth Hudson's Grill in the Upper Midwest.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."